Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on January 6, 2025 (the “January 6, 2025 Form 6-K”). Accordingly, we have attached the January 6, 2025 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On January 3, 2025, the closing sale price of our Ordinary Shares as reported on Nasdaq was $4.98.

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 6, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January, 2025

Commission File Number: 001-40086

Portage Biotech Inc.

(Translation of registrant’s name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

☒ Form 20-F  ☐ Form 40-F

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On January 6, 2025, Portage Biotech Inc. issued a press release announcing the re-launch of its wholly-owned subsidiary as an independently managed company focused on developing best-in-class adenosine receptor antagonists and the appointment of Peter Molloy as Chief Executive Officer of the subsidiary, to be named Cyncado TherapeuticsTM, Inc. A copy of the press release is filed herewith as Exhibit 99.1.

Exhibits

Exhibit Number	Description

99.1	Press Release dated January 6, 2025

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 6, 2025

PORTAGE BIOTECH INC.

By:	/s/ Andrea Park
Andrea Park
Chief Financial Officer

EXHIBIT 99.1

Portage Biotech Announce Re-Launch of Adenosine Subsidiary as Independently Managed Company; Appointment of Peter Molloy to Lead New Company

WESTPORT, Conn., Jan. 06, 2025 (GLOBE NEWSWIRE) -- Portage Biotech, Inc. (“Portage” or the “Company”) (NASDAQ: PRTG), a clinical-stage immuno-oncology company with a portfolio of innovative therapeutics, today announced the re-launch of its wholly-owned subsidiary as an independently managed company focused on developing best-in-class adenosine receptor antagonists. Peter Molloy has been appointed Chief Executive Officer of the subsidiary, to be named Cyncado TherapeuticsTM, Inc.

As CEO, Mr. Molloy will lead efforts to secure external financing directly into Cyncado and to advance the clinical development of its portfolio of A2a and A2b receptor antagonists. These therapeutics are distinguished by their potency, selectivity, and optimized binding characteristics, designed to enable robust and sustained inhibition of immune suppression signals in the tumor microenvironment. Developed for dual administration to maximize synergy and achieve a more comprehensive blockade of immune evasion pathways, these therapeutics aim to enhance the immune system's ability to mount a robust anti-tumor response. This approach has the potential to transform immuno-oncology and deliver innovative, well tolerated treatment options for patients.

Peter Molloy, CEO of Cyncado Therapeutics, commented: “The adenosine pathway offers immense potential in immuno-oncology, and our A2a and A2b receptor antagonists are among the most promising therapeutics in development today. My confidence in these assets has only strengthened through the work we are conducting in the clinic. I am honored to lead Cyncado Therapeutics at this exciting juncture and am committed to advancing these programs toward proof of concept, with the goal of delivering meaningful benefits to patients.”

Alex Pickett, CEO of Portage Biotech, added: “Portage remains committed to unlocking the full potential of its assets and returning value to its shareholders. We believe that re-launch as an independently managed company is the best way forward for Portage’s adenosine program. Peter Molloy’s broad experience in the biotech industry, deep expertise in adenosine receptor biology, and personal commitment to the assets will help him accelerate clinical progress at Cyncado and maximize the value of its innovative pipeline to Portage shareholders.”

Cyncado Therapeutics is focused on advancing its clinical programs to achieve proof-of-concept data for its therapeutics, further establishing their potential as transformative treatments in oncology.

About Portage Biotech, Inc.
Portage Biotech is a clinical-stage immuno-oncology company advancing a pipeline of novel biologics to transform the immune system’s ability to fight cancer. For more information, visit www.portagebiotech.com.

About Cyncado Therapeutics
Cyncado Therapeutics, a wholly owned subsidiary of Portage Biotech, is advancing best-in-class small molecule adenosine receptor antagonists targeting A2a and A2b receptors for oncology indications. The initial focus is on dual administration of these two antagonists, a strategy that leverages complementary mechanisms to overcome immune suppression in the tumor microenvironment. This innovative approach aims to unlock synergistic effects and achieve a more comprehensive blockade of immune evasion, enhancing the immune system’s ability to combat cancer and improve patient outcomes.

Forward-Looking Statements
All statements in this news release, other than statements of historical facts, including without limitation, statements regarding the Company’s business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “will,” “may,” “plans,” “potential,” “continues,” or similar expressions or variations on such expressions are forward-looking statements. For example, statements regarding the potential benefits of Cyncado Therapeutics’ assets, the Company’s plans to secure financing, and anticipated progress in clinical development are forward-looking statements. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but not limited to: the risk that the Company may not secure financing, the uncertainty of the Company’s ability to continue as a going concern, and other factors set forth in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2024 and “Business Environment – Risk Factors” in the Company’s Management’s Discussion and Analysis for the Three and Six Months ended September 30, 2024 filed as Exhibit 99.2 to the Company’s Form 6-K. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

For More Information:
Portage Biotech
Alexander Pickett, Chief Executive Officer
ir@portagebiotech.com

Cyncado Therapeutics
Peter Molloy, Chief Executive Officer
pmolloy@cyncado.com